EXHIBIT 3.2

CERTIFICATE OF DESIGNATIONS, POWERS, PREFERENCES

AND RIGHTS OF SERIES B REDEEMABLE PREFERRED STOCK

OF

DUANE READE HOLDINGS, INC.

Pursuant to Section 151

of the General Corporation Law of the State of Delaware

I, the Senior Vice President and Chief Financial Officer of DUANE READE HOLDINGS, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Company”), in accordance with the provisions of Section 103 thereof, DO HEREBY CERTIFY:

That pursuant to the authority conferred upon the Board of Directors by the Certificate of Incorporation of the Company (the “Certificate of Incorporation”), the Board of Directors on August 7, 2009, adopted the following resolution creating a series of Preferred Stock consisting of 1,250,000 shares designated as Series B Redeemable Preferred Stock:

RESOLVED, that pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation, the Board of Directors does hereby provide for the issuance of a class of Preferred Stock, with a stated value of $0.01 per share, of the Company and, to the extent that the designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of such class of Preferred Stock are not stated and expressed in the Certificate of Incorporation, does hereby fix and herein state and express such designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions thereof set forth below.

This Certificate of Designations shall be effective at 9:00 a.m. Delaware time on August 7, 2009.

ARTICLE 1

DESIGNATION

Section 1.1      There is hereby created out of the authorized and unissued shares of Preferred Stock of the Company a series of Preferred Stock designated as the “Series B Redeemable Preferred Stock.” The number of shares constituting such series shall be 1,250,000 and are referred to herein as the “Series B Preferred Stock.” The initial liquidation preference of each share of Series B Preferred Stock shall equal the Series B Preferred Base Liquidation Amount per share and shall be increased to include any accrued and unpaid dividends in respect of such share, including on any arrearages as contemplated pursuant to Section 3.1(c) (collectively, the “Liquidation Preference”).

ARTICLE 2

RANK

Section 2.1      Except as permitted by this Certificate of Designations, the Series B Preferred Stock shall, with respect to dividends and distributions and upon any Liquidation Event, rank senior to (i) all classes of Common Stock of the Company, (ii) the Series A Preferred Stock and (iii) each other class or series of Capital Stock of the Company hereafter created other than Senior Stock and Parity Stock (the foregoing clauses (i), (ii) and (iii), collectively referred to as “Junior Stock”). Other than in accordance with Section 7.2, the Company may not issue any class or series of Capital Stock that ranks pari passu with the Series B Preferred Stock as to dividends or distributions or upon any Liquidation Event (collectively referred to as “Parity Stock”) or senior to the Series B Preferred Stock as to dividends or distributions or upon any Liquidation Event (collectively referred to as “Senior Stock”).

ARTICLE 3

DIVIDEND RIGHTS

Section 3.1      For the period prior to December 27, 2018 (the “Maturity Date”), the holders of each outstanding share of Series B Preferred Stock shall be entitled to receive cumulative dividends on the Series B Preferred Stock, at the rate per annum of fifteen percent (15.0%) of the Series B Preferred Base Liquidation Amount (a “Series B Preferred Cumulative Dividend”), with such dividends to be paid in cash as set forth below. Series B Preferred Cumulative Dividends shall accrue on a daily basis commencing as of the Issue Date and shall be mandatorily paid immediately prior to a Liquidation Event (the date of such payment of the Series B Preferred Cumulative Dividend is referred to herein as the “Liquidation Dividend Payment Date”). Series B Preferred Cumulative Dividends shall (a) be computed on the basis of actual number of days elapsed in a year of 360 days (consisting of twelve 30 day months), (b) be paid in cash quarterly at the end of each calendar quarter (a “Quarterly Dividend Payment Date”) if the Board of Directors, in its sole and absolute discretion, elects to declare and pay the dividend for such quarter on or before the Quarterly Dividend Payment Date on which it is due, or cumulate on a quarterly basis to the extent not paid by such Quarterly Dividend Payment Date, whether or not they have been declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends, and (c) accrue and include dividends on arrearages, calculated at the end of each calendar quarter, at the rate of fifteen percent (15.0%) per annum. Series B Preferred Cumulative Dividends shall not accrue on and after the Maturity Date, except to the extent not paid on such date.

Section 3.2      Except for Permitted Issuances, so long as any share of the Series B Preferred Stock is outstanding, the Company shall not declare, pay or set apart for payment any dividend on any Junior Stock or Parity Stock authorized in accordance with Section 7.2 or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any Junior Stock or Parity Stock or any warrants, rights, calls or options exercisable for or convertible into any Junior Stock or Parity Stock whether in cash, obligations or shares of Company or other property, and shall not, unless authorized in accordance with Section 7.2, permit any corporation or other entity directly or indirectly controlled by the Company to purchase or redeem any Junior Stock or Parity Stock or any such warrants, rights, calls or options exercisable for or convertible into any Junior Stock or Parity Stock unless, in each case, quarterly cumulative dividends determined in accordance herewith on the Series B Preferred Stock have been paid in full in cash; provided, however, that the Company may take any such action with respect to the Series B Preferred Stock.

Section 3.3      Cash dividends on the Series B Preferred Stock may be made by check mailed to the Holders at their respective addresses set forth in the stock books of the Company or, with respect to any Holder holding shares of Series B Preferred Stock with an aggregate stated value of $5.0 million or more and has given wire transfer instructions to the Company, by wire transfer of immediately available funds to the accounts specified by such Holder. The Company shall be deemed to have made the aforementioned payments upon mailing of such check or initiating such wire transfer.

ARTICLE 4

LIQUIDATION PREFERENCE

Section 4.1      In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (a “Liquidation Event”), each Holder shall be entitled to be paid, before any distribution is made on Junior Stock entitled to be paid, per share of Series B Preferred Stock outstanding, out of the assets of the Company available for distribution to its stockholders, the Liquidation Preference in cash. Except as provided in the preceding sentence, Holders shall not be entitled to any distribution in the event of any liquidation, dissolution or winding up of the affairs of the Company. If the assets of the Company are not sufficient to pay in full the Liquidation Preference payable to the Holders and the holders of all outstanding Parity Stock, then the Holders and the holders of all outstanding Parity Stock shall participate equally and ratably in such distribution of assets in proportion to the full Liquidation Preference to which each is entitled until such preferences are paid in full.

Section 4.2      For the purposes of this Article 4, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property, stock or assets of the Company and the consolidation or merger of the Company with or into one or more entities or a statutory share exchange of any Capital Stock of the Company or any dividend on or repurchase of any capital stock of the Company, or any recapitalization of the Company, shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Company.

ARTICLE 5

REDEMPTION

Section 5.1      Optional Redemption. The Series B Preferred Stock shall be immediately redeemable from time to time without penalty at the Company’s option prior to the Maturity Date. The Series B Preferred Stock will be redeemable out of funds legally available therefor, at the Company’s option, at a redemption price per share of Series B Preferred Stock equal to the greater of (i) the Guaranteed Return Price and (ii) the Liquidation Preference, as of and including the Redemption Date, payable in cash.

Section 5.2      Change of Control Redemption. Upon the occurrence of a Change of Control, the Company shall be required to redeem (subject to the legal availability of funds therefor) all outstanding shares of Series B Preferred Stock at a redemption price per share of Series B Preferred Stock equal to the greater of (i) the Guaranteed Return Price and (ii) the Liquidation Preference, as of and including the date on which the Change of Control is consummated, payable in cash. Any redemption pursuant to this Section 5.2 shall occur concurrently with the occurrence of the Change of Control.

Section 5.3      Maturity Date Redemption. On the Maturity Date the Company shall be required to redeem (subject to the legal availability of funds therefor) all outstanding shares of Series B Preferred Stock at a redemption price per share of Series B Preferred Stock equal to the Liquidation Preference, as of and including the Maturity Date, payable in cash.

Section 5.4      No Sinking Fund. The Company shall not be required to make sinking fund payments with respect to the Series B Preferred Stock.

Section 5.5      Redemption Procedures.

(a)       Notice by the Company. At least 30 days and not more than 60 days prior to the date fixed for any redemption of the Series B Preferred Stock, written notice (the “Redemption Notice”) shall be given by first class mail, postage prepaid, to each Holder of record, on the record date fixed for such redemption, at such Holder’s address as it appears on the stock books of the Company, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the redemption of any shares of Series B Preferred Stock to be redeemed. The Redemption Notice shall state:

(i)	whether the redemption is pursuant to Section 5.1, 5.2 or 5.3;
(ii)	the redemption price;

(iii)      whether all or less than all the outstanding shares of Series B Preferred Stock are to be redeemed and the total number of shares of Series B Preferred Stock being redeemed;

(iv)      the date fixed for redemption, which may be referenced to the occurrence of an event (the “Redemption Date”);

(v)       that the Holder is to surrender to the Company, at the place or places where certificates for shares of Series B Preferred Stock are to be surrendered for redemption, in the manner and at the price designated, the certificate or certificates representing the shares of Series B Preferred Stock to be redeemed;

(vi)      that dividends on the shares of Series B Preferred Stock to be redeemed shall cease to accrue on such Redemption Date unless the Company defaults in the payment of the redemption price; and

(vii)     whether the redemption or the Redemption Date is conditioned upon any event.

(b)       Surrender and Payment. Each Holder shall surrender the certificate or certificates representing such Holder’s shares of Series B Preferred Stock to the Company (duly endorsed or assigned for transfer) prior to the Redemption Date in the manner and at the place designated in the Redemption Notice. The full redemption price for such shares shall be payable by wire transfer to the Person whose name appears on such certificate or certificates as the owner thereof, and each surrendered certificate shall be canceled and retired. Should a condition set forth in the Redemption Notice not be satisfied, the Company shall promptly return the shares surrendered for redemption to the applicable Holders thereof.

(c)       No Further Rights Upon Redemption. Except to the extent the Company fails to make payment in full of the applicable redemption price on the Redemption Date (unless any condition stated in such notice fails to be satisfied), dividends on the Series B Preferred Stock called for redemption shall cease to accumulate on the Redemption Date. The Holders of such redeemed shares shall cease to have any further rights with respect thereto from and after the Redemption Date, other than the right to receive the redemption price, without interest. In the event that the Company does not pay the redemption price to any Holder within five (5) Business Days of the Redemption Date, such Holder shall then have the right to receive the redemption price, together with any dividends accrued pursuant to Section 3.1 as contemplated by the immediately preceding sentence. Notwithstanding anything to the contrary in this Certificate of Designations, if (i) a Redemption Notice is given and (ii) the funds necessary for redemption (including an amount in cash in respect of all dividends that will accumulate to and including the Redemption Date) shall have been irrevocably deposited in trust for the equal and ratable benefit of the Holders of the shares to be redeemed, then at the close of business on such day on which such notice has been given and such funds are segregated and set aside, the Holders of the shares to be redeemed shall cease to be stockholders of the Company for all purposes under this Certificate of Designations (and such shares shall be deemed to be no longer outstanding) and shall be entitled to receive only the redemption price.

ARTICLE 6

CONVERSION

Section 6.1      Optional Conversion. (a) The Company shall have the right, at its option, as of immediately prior to an IPO, to require the Holders to convert, subject to the terms and conditions of this Article 6, all (but not less than all) of such Holder’s shares of Series B Preferred Stock into such number of fully paid and non-assessable shares of Common Stock as is equal to the product of the number of shares of Series B Preferred Stock being so converted multiplied by the quotient of (i) the Liquidation Preference as of and including the Conversion Date divided by (ii) the Listing Price.

(b)       At least 10 days and not more than 60 days prior to the IPO effectiveness date, written notice (the “Conversion Notice”) shall be given by first class mail, postage prepaid, to each Holder at such Holder’s address as it appears on the stock books of the Company, provided that no failure to give such notice nor any deficiency therein shall affect the validity of the procedure for the conversion of any shares of Series B Preferred Stock to be converted. The Conversion Notice shall state:

(i)	the Listing Price, estimated if necessary;

(ii)       the date fixed for conversion, which may be referenced to the IPO effectiveness date (the “Conversion Date”);

(iii)      that the Holder is to surrender to the Company, at the place or places where certificates for shares of Series B Preferred Stock are to be surrendered for conversion, in the manner and at the price designated, the certificate or certificates representing the shares of Series B Preferred Stock to be converted; and

(iv)      that dividends on the shares of Series B Preferred Stock to be converted shall cease to accrue on such Conversion Date unless the Company defaults in the delivery of the shares of Common Stock.

(c)       All certificates representing shares of Series B Preferred Stock surrendered for conversion shall be delivered to the Company for cancellation and canceled by it. As promptly as practicable after the surrender of any shares of Series B Preferred Stock, the Company shall (subject to compliance with the applicable provisions of federal and state securities laws) deliver to the Holder of such shares so surrendered certificate(s) representing the number of fully paid and nonassessable shares of Common Stock into which such shares of Series B Preferred Stock are entitled to be converted and, to the extent funds are legally available therefor, an amount equal to all accrued and unpaid dividends, if any, payable with respect to such shares of Series B Preferred Stock in accordance with Article 3 above.

(d)       At the time of the surrender of such certificate(s), the Person in whose name any certificate(s) for shares of Common Stock shall be issuable upon such conversion shall be deemed to be the holder of record of such shares of Common Stock on such date, notwithstanding that the share register of the Company shall then be closed or that the certificates representing such Common Stock shall not then be actually delivered to such Person.

Section 6.2      Termination of Rights. On the Conversion Date, all rights with respect to the shares of Series B Preferred Stock, including the rights, if any, to receive notices and vote, shall terminate, except only the rights of holders thereof to (a) receive certificates for the number of shares of Common Stock into which such shares of Series B Preferred Stock have been converted and (b) exercise the rights to which they are entitled as holders of Common Stock.

Section 6.3      Reservation of Common Stock. The Company shall at all times reserve and keep available for issuance upon the conversion of shares of Series B Preferred Stock, such number of its authorized but unissued shares of Common Stock as will from time to time be sufficient to permit the conversion of all outstanding shares of Series B Preferred Stock, and shall take all action to increase the authorized number of shares of Common Stock if at any time there shall be insufficient authorized but unissued shares of Common Stock to permit such reservation or to permit the conversion of all outstanding shares of Series B Preferred Stock; provided, that the Holders vote such shares in favor of any such action that requires a vote of stockholders.

ARTICLE 7

VOTING RIGHTS

Section 7.1      The Holders, except as otherwise required under Delaware law or as set forth in this Article 7, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Company.

Section 7.2      Except in connection with Permitted Issuances, so long as any shares of Series B Preferred Stock are outstanding, the Company shall not, without the affirmative vote of Holders of at least a majority of the then outstanding shares of Series B Preferred Stock, given in person or by proxy, either in writing or by resolution adopted at an annual or special meeting:

(a)	authorize or issue any class of Senior Stock or Parity Stock;

(b)       take any action with respect to any class of Junior Stock prohibited by Section 3.2; or

(c)       amend this Certificate of Designations or the Certificate of Incorporation, whether by merger, consolidation or otherwise, so as to affect adversely in any material respect the specified rights, preferences, privileges or voting rights of the Holders, including amend the maturity date of the Series A Preferred Stock.

Section 7.3      In any case in which the Holders shall be entitled to vote pursuant to this Article 7 or pursuant to Delaware law, each Holder entitled to vote with respect to such matter shall be entitled to one vote for each share of Series B Preferred Stock held.

ARTICLE 8

RESTRICTED PAYMENT

Section 8.1      Except as set forth herein or pursuant to any Equity Agreement, on and after the date hereof the Company covenants that it will not declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment for so long as any shares of Series B Preferred Stock are issued and outstanding.

ARTICLE 9

MISCELLANEOUS

Section 9.1      Noncircumvention. The Company will not, by amendment of its Certificate of Incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Certificate of Designations or any Transaction Document and will at all times in good faith carry out all of the provisions of this Certificate of Designations and each Transaction Document and take all action as may be required to protect the rights of the Holders as set forth herein.

Section 9.2      Conversion or Exchange. Without limiting Article 6, the Holders shall not have any rights hereunder to convert such shares of Series B Preferred Stock into or exchange such shares for shares of any other class or classes or of any other series of any class or classes of Capital Stock of the Company.

Section 9.3      Preemptive Rights. Without limiting the rights that any Holder may have pursuant to the Preemptive Rights Agreement, the Holders shall not have any rights of preemption as to any shares of Series B Preferred Stock.

Section 9.4      Reissuance of Series B Preferred Stock. Shares of Series B Preferred Stock that have been issued and reacquired in any manner, including shares purchased, redeemed or exchanged, shall not be reissued and shall (upon compliance with any applicable provisions of the laws of the State of Delaware) have the status of authorized and unissued shares of Preferred Stock undesignated as to series and may be redesignated and reissued as part of any series of Preferred Stock, provided that the issuance of such shares of Preferred Stock is not prohibited by the terms hereof.

Section 9.5      Registration Rights. In connection with the conversion of the shares of Series B Preferred Stock pursuant to Article 6, the Company shall provide the Holders customary registration rights in respect of the shares of Common Stock delivered upon such conversion consisting of (a) one demand registration right in the aggregate and (b) piggyback registration rights, in each case, subject to blackout, cutback, lock-up and other customary provisions. Such demand registration right shall be exercised only by the holders of at least a majority of the outstanding shares of Common Stock issued upon conversion of the Series B Preferred Stock pursuant to Article 6.

Section 9.6      Business Day. If any payment or redemption shall be required by the terms hereof to be made on a day that is not a Business Day, such payment or redemption shall be made on the immediately succeeding Business Day.

Section 9.7      Notice. Wherever provision is made in this Certificate of Designations for the giving of any notice, such notice shall be in writing and shall be delivered personally to such party, or sent by facsimile transmission or overnight courier, in each case to the addresses or facsimile telephone numbers set forth as follows:

If to the Company:

Duane Reade Holdings, Inc.

440 Ninth Avenue

New York, NY 10001

Attn: General Counsel

Fax:	(212) 594-0832

or to such other address, in any such case, as the Company shall designate. Any notice or communication mailed to a Holder shall be mailed to the Holder at the Holder’s address as it appears in the stock register of the Company and shall be sufficiently given if so mailed within the time prescribed. Failure to mail a notice or communication to a Holder or any defect in such notice shall not affect its sufficiency with respect to other Holders. Notice shall be deemed to have been given on the day that it is so delivered personally or sent by facsimile transmission and the appropriate confirmation of successful transmission is received. If sent by overnight courier, notice shall be deemed to have been given the next Business Day after such communication is sent to the specified address. If a notice or communication is mailed in the manner provided above, it shall be deemed to be duly given, whether or not the addressee receives it.

Section 9.8        Rules of Construction. For the purposes of this Certificate of Designations (i) words in the singular include the plural and vice versa, (ii) “including” means “including, without limitation,” (iii) a term has the meaning assigned to it and (iv) “or” is not exclusive.

Section 9.9      Waiver. The Holders of at least a majority of the outstanding shares of Series B Preferred Stock, voting as one class, may waive compliance with any provision of this Certificate of Designations.

Section 9.10    Certain Redemptions and Dividends. Notwithstanding anything to the contrary in this Certificate of Designations, the Company shall have no obligation to redeem any shares of Series B Preferred Stock pursuant to Section 5.2 and 5.3 of this Certificate of Designations or pay any cash dividends pursuant to Section 3.1 of this Certificate of Designations at any time when such redemption or payment is expressly prohibited under the Credit Agreement; provided that the foregoing shall not in any way otherwise limit, abrogate or waive any right to redemption or payment with respect to the Series B Preferred Stock.

ARTICLE 10

TRANSFER RESTRICTIONS

Section 10.1    The certificates evidencing the Series B Preferred Stock shall, unless otherwise agreed to by the Company and the Holders of any such certificates, bear a legend substantially to the following effect:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED, QUALIFIED, APPROVED OR DISAPPROVED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD OR OTHERWISE DISPOSED OF EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER SUCH ACT AND APPLICABLE STATE SECURITIES LAWS OR AN APPLICABLE EXEMPTION TO THE REGISTRATION REQUIREMENTS OF SUCH ACT OR SUCH LAWS.

IN CONNECTION WITH ANY TRANSFER, IF REASONABLY REQUESTED BY THE ISSUER THE HOLDER SHALL DELIVER TO THE ISSUER AN OPINION OF COUNSEL, IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE ISSUER, TO THE EFFECT THAT AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND/OR APPLICABLE STATE SECURITIES LAW IS AVAILABLE AND SUCH CERTIFICATES AND OTHER INFORMATION AS THE ISSUER MAY REASONABLY REQUIRE TO CONFIRM THAT THE TRANSFER COMPLIES WITH THE FOREGOING RESTRICTIONS.

THESE SECURITIES ARE SUBJECT TO REDEMPTION AND CONVERSION BY THE COMPANY. THE COMPANY SHALL FURNISH WITHOUT CHARGE TO EACH STOCKHOLDER WHO SO REQUESTS THE DESIGNATIONS, POWERS, PREFERENCES AND RELATIVE AND OTHER SPECIAL RIGHTS OF EACH CLASS OF STOCK OR SERIES OF STOCK OF THE COMPANY AUTHORIZED TO BE ISSUED, SO FAR AS THEY HAVE BEEN DETERMINED, AND THE AUTHORITY OF THE BOARD OF DIRECTORS TO DETERMINE THE RELATIVE RIGHTS AND PREFERENCES OF SUBSEQUENT CLASSES OR SERIES.”

Section 10.2    The Company shall be entitled to refuse to register any attempted transfer of shares of Series B Preferred Stock not in compliance with Section 10.1. As a condition to any registration of transfer, the Company may require an opinion of counsel or other evidence satisfactory to it that such transfer is in compliance with the legend in Section 10.1.

ARTICLE 11

CERTAIN DEFINITIONS

As used in this Certificate of Designations, the following terms shall have the following meanings, unless the context otherwise requires:

“Affiliate” of any specified Person means (i) any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person, or (ii) solely for purposes of the definition of “Initial Control Group,” any Person who is a director or officer (a) of such Person, (b) of any Subsidiary of such Person or (c) of any Person described in clause (i) or (ii) above.

For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Beneficial Owner,” “Beneficially Own” and “Beneficial Ownership” have the meanings assigned to such terms in Rule 13d-3 and Rule 13d-5, under the Exchange Act, except that in calculating the Beneficial Ownership of any particular “person”, or “group” of related persons (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), such “person” or “group” shall be deemed to have Beneficial Ownership of all securities that such “person” or “group” has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition.

“Board of Directors” means the Board of Directors of the Company.

“Business Day” means any day except a Saturday, a Sunday, and any day which is a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

“Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and (iii) in the case of an association or other business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock.

“Certificate of Designations” means this Certificate of Designations, Powers, Preferences and Rights of Series B Preferred Stock of the Company creating the Series B Preferred Stock.

“Certificate of Incorporation” has the meaning ascribed to it in the preamble to this Certificate of Designations.

“Change of Control” means the occurrence of any of the following events:

(1)       the Initial Control Group ceases to be the Beneficial Owner, directly or indirectly, of 50% or more of the total voting power of the Voting Stock of the Company, whether as a result of the issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company, any direct or indirect transfer of securities by the Initial Control Group or otherwise (for purposes of this clause (1), the Initial Control Group shall be deemed to Beneficially Own any Voting Stock of an entity (the “specified entity”) held by any other entity (the “parent entity”) so long as the Initial Control Group Beneficially Owns, directly or indirectly, in the aggregate 50% or more of the voting power of the Voting Stock of the parent entity);

(2)       any Person other than the Initial Control Group (or their designated board members), (a)(i) nominates one or more individuals for election to the Board of Directors of the Company, as the case may be, which individuals have not been approved for election by the Initial Control Group or a vote by the majority of the Board of Directors then in office and (ii) solicits proxies, authorizations or consents in connection therewith and (b) such number of nominees elected to serve on the Board of Directors in such election and all previous elections after the date on which the first shares of Series B Preferred Stock are issued hereunder and not so approved represents a majority of the Board of Directors of the Company following such election; or

(3)       the sale of all or substantially all the assets of the Company to another Person that is not a direct or indirect Subsidiary of the Company.

“Common Stock” of any Person means Capital Stock of such Person that does not rank prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Capital Stock of any other class of such Person.

“Common Stock Equivalent” means any security or obligation which is by its terms convertible or exchangeable into shares of Common Stock or another Common Stock equivalent, and any option, warrant or other subscription or purchase right with respect to Common Stock.

“Company” means Duane Reade Holdings, Inc.

“Conversion Date” has the meaning ascribed to it in Section 6.1.

“Conversion Notice” has the meaning ascribed to it in Section 6.1.

“Credit Agreement” means the Credit Agreement, dated as of July 21, 2003, among the Company as the Borrower (as defined therein), Duane Reade Inc., DRI I Inc., Duane Reade International, Inc. and Duane Reade Realty, Inc. as the Facility Guarantors (as defined therein), various financial institutions set forth therein as the Lenders (as defined therein), Fleet National Bank as the Administrative Agent (as defined therein) and Issuing Bank (as defined therein), Fleet Retail Finance Inc. as the Collateral Agent (as defined therein), General Electric Capital Corporation as the Syndication Agent (as defined therein) for the Lenders and Congress Financial Corporation as the Documentation Agent (as defined therein) for the Lenders (as amended, supplemented or otherwise modified from time to time).

“Equity Agreement” means the following documents related to the compensation of current, former or future employees of Duane Reade Inc.: (a) the Amended and Restated Employment Agreement, dated March 16, 2004, made by and among Duane Reade Acquisition Corp., Duane Reade Holdings, Inc., Duane Reade Shareholders, LLC and Anthony J. Cuti, and (b) the Duane Reade Inc. Phantom Stock Plan and any Phantom Stock Plan Award Agreement granted pursuant thereto.

“Equity Interests” means shares of Capital Stock, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exercise Price” has the meaning ascribed to it in the Warrant.

“Guaranteed Return Price” means, with respect to a share of Series B Preferred as of any date of determination, a price per share equal to the excess, if any, of (i) two hundred percent (200.0%) of the Series B Preferred Base Liquidation Amount over (ii) the sum of (A) as applicable (I) in the case that the Holder of such share has sold the Warrant Strip allocable to such share of Series B Preferred Stock or exercised the Warrant Strip allocable to such share of Series B Preferred Stock and sold the shares of Common Stock issued upon such exercise, the cash proceeds, together with the fair market value at the time of such sale (as determined in good faith by the Board of Directors) of any non-cash proceeds, received by such Holder in consideration for such Warrant Strip or for the shares of Common Stock issued and sold following exercise of such Warrant Strip or (II) in the case that the immediately preceding clause (I) is not applicable, the product of (x) the number of shares of Common Stock represented by a Warrant Strip multiplied by (y) (1) to the extent the Holder of such share has exercised the Warrant Strip and has not sold the shares of Common Stock issued upon such exercise, the Market Price, and/or (2) to the extent the Holder of such share has not exercised the Warrant Strip, the excess of the Market Price over the Exercise Price and (B) the amount of cash dividends paid in respect of such share of Series B Preferred Stock on or prior to such date.

“Holder” means, as of any date, a holder of shares of Series B Preferred Stock then outstanding, as the context requires, as reflected in the stock books of the Company.

“Initial Control Group” means Oak Hill Capital Partners, L.P., and its Affiliates.

“IPO” means the Company’s initial sale of its shares of Common Stock in a firm commitment, fully underwritten public offering conducted in the United States through a nationally recognized investment banking firm and pursuant to a registration statement under the Securities Act.

“Issue Date” means, in respect of any shares of Series B Preferred Stock, the date on which such shares of Series B Preferred Stock are issued.

“Junior Stock” has the meaning ascribed to it in Article 2.

“Liquidation Dividend Payment Date” has the meaning ascribed to it in Section 3.1.

“Liquidation Event” has the meaning ascribed to it in Section 4.1.

“Liquidation Preference” has the meaning ascribed to it in Section 1.1.

“Listing Price” means the price per share of Common Stock set forth in the final prospectus to be used in connection with an IPO.

“Market Price” has the meaning ascribed to it in the Warrant.

“Maturity Date” has the meaning ascribed to it in Section 3.1.

“Parity Stock” has the meaning ascribed to it in Article 2.

“Permitted Issuances” means (i) Common Stock issued upon exercise of Common Stock Equivalents outstanding as of the date hereof (after giving effect to the issuances contemplated by the Purchase Agreement), (ii) Common Stock and/or Common Stock Equivalents issued or sold in connection with a strategic transaction by the Company or any of its Affiliates, and (iii) options for Common Stock of the Company issued from time to time to directors, officers, employees or consultants of the Company and any Subsidiary pursuant to any qualified or non-qualified stock option plan, employee stock ownership plan, employee benefit plan, stock plan, or such other options, arrangements, agreements or plans intended principally as a means of providing compensation or incentive compensation for employment or services approved by the Board of Directors.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, incorporated or unincorporated association, joint-stock company, trust, unincorporated organization, government (or any agency or political subdivision thereof) or other entity of any kind.

“Preemptive Rights Agreement” means the Preemptive Rights Agreement, dated July 30, 2004, by and among Oak Hill Capital Partners, L.P., Oak Hill Capital Management Partners, L.P., OHCP DR Co-Investors, LLC, Duane Reade Shareholders, LLC, the Company, Anthony J. Cuti and certain members of the management of Duane Reade, Inc.

“Preferred Stock” means, with respect to any Person, any Capital Stock of such Person (however designated) that is preferred as to the payment of dividends or distributions, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of Capital Stock of any other class of such Person.

“Purchase Agreement” means the Purchase Agreement between the Company and the Purchaser (as defined therein), dated as of August 7, 2009.

“Quarterly Dividend Payment Date” has the meaning ascribed to it in Section 3.1.

“Redemption Date” has the meaning ascribed to it in Section 5.5.

“Redemption Notice” has the meaning ascribed to it in Section 5.5.

“Restricted Payment” means (i) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Company or any Subsidiary (except dividends payable solely in shares of its Capital Stock) or (ii) any payment by the Company or any Subsidiary (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Company or any Common Stock Equivalent or other right to acquire any such Equity Interests in the Company; provided that the restrictions contained in clauses (i) and (ii) shall not apply to any dividend or other distribution or any payment made by (x) any wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company or (y) the Company to any of its wholly-owned Subsidiaries.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Stock” has the meaning ascribed to it in Article 2 hereof.

“Series A Preferred Stock” means, the Series A Redeemable Preferred Stock of the Company, issued pursuant to the Certificate of Designations, Powers, Preferences and Rights of Series A Redeemable Preferred Stock of the Company, dated as of March 27, 2007, as corrected by that certain Certificate of Correction of the Certificate of Designations, Powers, Preferences and Rights of Series A Redeemable Preferred Stock of the Company, dated as of April 16, 2007.

“Series B Preferred Base Liquidation Amount” shall mean $100 per share of Series B Preferred Stock, adjusted appropriately for stock splits, reverse stock splits, stock dividends, recapitalization and the like, as determined by the Board of Directors in good faith.

“Series B Preferred Cumulative Dividend” has the meaning ascribed to it in Section 3.1.

“Series B Preferred Stock” has the meaning ascribed to it in Article 1.

“Subsidiary” means, with respect to any Person (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof), and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof). Unless otherwise specified, “Subsidiary” refers to a Subsidiary of the Company.

“Tax” or “Taxes” means all federal, state, county, local, foreign and other taxes (including, without limitation, income, profits, premium, estimated, excise, sales, use, occupancy, gross receipts, franchise, ad valorem, severance, capital levy, production, transfer, withholding, employment, unemployment compensation, payroll-related and property taxes, import duties and other governmental charges and assessments), whether or not measured in whole or in part by net income, and including deficiencies, interest, additions to tax or interest, and penalties with respect thereto, and including expenses associated with any proposed adjustment relating to any of the foregoing (including advice in connection with contesting such adjustment).

“Transaction Document” means the Purchase Agreement, the Equity Agreement and the Preemptive Rights Agreement.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Warrant” has the meaning ascribed to it in the Purchase Agreement.

“Warrant Strip” has the meaning ascribed to it in the Purchase Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be duly executed as of this 7th day of August, 2009.

DUANE READE HOLDINGS, INC.
By:	/s/ John K. Henry
Name: John K. Henry Title: Senior Vice President and Chief Financial Officer